Exhibit 4.64

AMENDMENT NO. 7 TO REVOLVING LINE OF CREDIT AND
TERM LOAN AGREEMENT

This Amendment No. 7 to Revolving Line of Credit and Term Loan Agreement (this “Agreement”) is by and between RBS Citizens, National Association, having a lending office at 28 State Street, Boston, MA 02109 (the “Lender”) and National Investment Managers Inc., a Florida corporation having an address of 485 Metro Place South, Suite 275, Dublin, OH 43017 (the “Borrower”).

RECITALS

A.
Reference is hereby made to a certain Revolving Line of Credit and Term Loan Agreement, dated as of November 30, 2007, by and between Borrower and Lender, as amended by (i) a certain Amendment No. 1 to Term Loan Agreement, dated March 31, 2008, (ii) a certain Amendment No. 2 to Term Loan Agreement, dated June 30, 2008, (iii) a certain Amendment No. 3 to Term Loan Agreement, dated June 30, 2008 (iv) a certain Amendment No. 4 to Term Loan Agreement dated as of July 16, 2008 (v) a certain Amendment No. 5 to Term Loan Agreement dated as of October 1, 2008 and (vi) a certain Amendment No. 6 to Term Loan Agreement dated as of November 26, 2008 (as amended, the “Loan Agreement”).  The loan obligations of Borrower to Lender are further evidenced by (i) a certain Term Promissory Note, dated November 30, 2007, from the Borrower to the Lender in the maximum principal amount of up to $13,000,000.00, as amended by (a) a certain Amendment No. 1 and Allonge to Term Promissory Note, dated as of June 30, 2008, increasing the maximum principal amount to $15,000,000.00 and (b) a certain Amendment No. 2 and Allonge to Term Promissory Note dated as of October 1, 2008, and (ii) a certain Revolving Line of Credit Note, dated November 30, 2007, from the Borrower to the Lender in the maximum principal amount of $2,000,000.00 (together and as amended, the “Notes”).  All capitalized terms used herein and not otherwise defined herein shall have the meanings as set forth in the Loan Agreement.

B.
The Borrower is in default under the Loan Agreement for failure to comply with the following covenants for the Borrower’s fiscal year ending as of December 31, 2008 (collectively, the “Existing Defaults”):

(i)	the Minimum EBITDA covenant as set forth in Section 5(m) of the Loan Agreement;

(ii)	the Maximum Ratio of Total Funded Debt to Adjusted EBITDA covenant as set forth in Section 5(n) of the Loan Agreement; and

(iii)	the Minimum Fixed Charge Coverage Ratio covenant as set forth in Section 5(o) of the Loan Agreement.

C.	The Borrower has requested that the Lender (i) waive the Existing Defaults, and (ii) agree to amend certain other provisions of the Loan Agreement.

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Exhibit 4.64

D.	The Lender has agreed to (i) waive the Existing Defaults, and (ii) amend certain other provisions of the Loan Agreement., upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower hereby agree as follows:

I.           Amendments to Loan Agreement.

1.	Section 1(a) of the Loan Agreement is hereby amended to add the following new defined term:

““Unused Revolving Loan Fee” shall mean an amount equal to one-quarter of one percent (.25%) on an annual basis times an amount equal to the difference between the Maximum Revolving Credit limit and the actual daily average outstanding balance under the Revolving Loan for the applicable period.”

2.
Section 1(a) of the Loan Agreement is hereby amended to delete the defined terms for “Fixed Charge Coverage Ratio” and for “LIBOR Rate Margin for the Term Loan” and to substitute the following new defined terms in their place:

““Fixed Charge Coverage Ratio” means the ratio of (i) Adjusted EBITDA, less cash taxes paid, less Capital Expenditures; to (ii) current portions of long term Indebtedness, plus interest expense on Indebtedness.  For purposes of the calculation of the Fixed Charge Coverage Ratio, the principal amount due upon maturity under the Term Loan shall not be considered a “current portion of long term Indebtedness”; and (iii) Lender shall assume monthly principal payments of $250,000 under the Term Loan during 2010.”

““LIBOR Rate Margin for the Term Loan” shall mean four and one-half of one percent (4.5%).”

3.	In order to add an Unused Revolving Loan Fee to Section 2 of the Loan Agreement, the following new Section 2(d) is hereby added to Section 2 of the Loan Agreement:

“(d)  Unused Revolving Loan Fee.  In addition to any other amounts payable under this Agreement, Borrower shall also pay to Lender on the first business day of each calendar quarter (commencing as of July 1, 2009 and continuing after the end of each three (3) month period thereafter) the Unused Revolving Loan Fee for the preceding three (3) month period.”

4.
In order to amend the interest rate options available to the Borrower under the Term Loan, Section 2(b)(v) of the Loan Agreement is hereby amended to delete such subsection 2(b)(v) in its entirety and to substitute the following new subsection 2(b)(v) in its place:

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“(v)
Interest Rate Applicable to Term Loan Advances.  Each Term Loan Advance shall accrue interest at a variable per annum rate of interest equal to the Adjusted LIBOR Rate, plus the LIBOR Rate Margin for the Term Loan.  Changes in the interest rate applicable to any Term Loan Advance occurring as a result of changes in the Adjusted LIBOR Rate shall take place immediately without notice to Borrower or demand of any kind.  At any time prior to the Term Loan Maturity Date and provided that no Event of Default has occurred under the Loan Documents, the Borrower shall have the option, upon written notice to Lender in each instance, to enter into one or more Hedging Contracts (as defined in Rider A) with respect to all or a portion of the then outstanding principal balance under the Term Note, which Hedging Contracts shall commence on the date of such Hedging Contract and shall continue for a period not to exceed the Term Loan Maturity Date.  In the event Borrower elects to enter into Hedging Contracts upon prior approval by Lender, any principal amount subject to a Hedging Contract shall accrue interest at the Adjusted LIBOR Rate plus the LIBOR Rate Margin for the Term Loan.  Interest on each Term Loan Advance shall at all times be calculated on a 360-day year of twelve 30-day months, but shall accrue and be payable on the actual number of days elapsed.”

5.
In order to amend the frequency of financial reporting by the Borrower, Section 5(c)(ii) of the Loan Agreement is hereby amended to delete such subsection 5(c)(ii) in its entirety and to substitute the following new subsection 5(c)(ii) in its place:

“(ii)
management prepared monthly financial statements in form reasonably acceptable to Lender for the Borrower and its Subsidiaries within thirty (30) days after the end of each month while this Agreement remains in effect and a Covenant Compliance Certificate executed by the chief financial officer of Borrower in form and substance reasonably satisfactory to Lender with respect to the Borrower and its Subsidiaries within forty-five (45) days after the end of each fiscal quarter of Borrower and its Subsidiaries;

6.
In order to prohibit the Borrower’s ability to make any Acquisitions (whether Financed Acquisitions or Unfinanced Acquisitions) without the Lender’s prior written consent in its sole discretion, Section 5(e) of the Loan Agreement is hereby amended to delete such subsection 5(e) in its entirety and to substitute the following new subsection 5(e) in its place:

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Exhibit 4.64

“(e)
Merger, Consolidation, Purchase or Sale of Assets, Change in Control.  Neither the Borrower nor any of its Subsidiaries will (a) become a party to any merger or consolidation, (b) sell, lease, sublease or otherwise transfer or dispose (including, without limitation, pursuant to any sale-leaseback transactions) of any portion of its assets, (c) acquire all or substantially all of the assets of any Person or any portion of the capital stock (or other equity interests) of any Person or (d) acquire any assets outside the ordinary course of business; provided that notwithstanding the forgoing, (i) any Subsidiary of Borrower may merge or consolidate with Borrower or any other Subsidiary of Borrower so long as, in the case of any merger or consolidation with Borrower, Borrower is the surviving entity, (ii) Borrower and its Subsidiaries may sell inventory and dispose of obsolete or worn-out machinery and equipment, in each case, in the ordinary course of business, consistent with past practices, (iii) Borrower and any of its Subsidiaries may become a party to any merger or consolidation or sell or otherwise transfer or dispose of any portion of their assets so long as, in each case, contemporaneously with the closing of any such transaction, the loan obligations of Borrower to Lender are indefeasibly paid in full and this Agreement shall have been terminated.  There shall be no Change of Control affecting Borrower without the prior written consent of Lender.”

7.
In order to further clarify the Borrower’s prohibited ability to make Acquisitions without the Lender’s prior written consent in its sole discretion, Section 5(i) of the Loan Agreement is hereby amended to delete such subsection 5(i) in its entirety and to substitute the following new subsection 5(i) in its place:

“(i)
Investments; Acquisitions.  The Borrower shall not make, and shall cause the Guarantors not to make, any investments in securities or obligations of another Person, except (i) deposits with the Lender or other financial institution insured by the Federal Deposit Insurance Corporation, (ii) investments in U.S. Treasury securities, (iii) investments in money market mutual funds of nationally-recognized sponsors; provided, however, that no such investment shall be made if, after giving effect to such investment, a Default Event or Event of Default shall occur hereunder.  Borrower shall not make any Acquisitions without the prior written consent of Lender which consent may be withheld by Lender in its sole discretion.”

8.
In order to amend the Minimum EBITDA covenant, Section 5(m) of the Loan Agreement is hereby amended to delete such subsection 5(m) in its entirety and to substitute the following new subsection 5(m) in its place:

“(m)
Minimum EBITDA.  The Borrower and Guarantors shall not permit their EBITDA to be less than the following amounts for the periods there indicated, such covenant to be tested quarterly by Lender on a TTM basis based upon the Financial Information:

Fiscal Quarter:	Amount:
Q.1 2009	$8,400,000.00
Q.2 2009	$9,000,000.00
Q.3 2009	$9,050,000.00
Q.4 2009	$10,100,000.00
Q.1 2010	$10,700,000.00
Q.2 2010	$11,150,000.00

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Exhibit 4.64

9.
In order to amend the Maximum Ratio of Total Funded Debt to Adjusted EBITDA covenant, Section 5(n) of the Loan Agreement is hereby amended to delete such subsection 5(n) in its entirety and to substitute the following new subsection 5(n) in its place:

(n)
Maximum Ratio of Total Funded Debt to Adjusted EBITDA.  The Borrower and Guarantors shall not permit the ratio of their Total Funded Debt to its Adjusted EBITDA to exceed the following ratios for the periods there indicated, such covenant to be tested quarterly by Lender on a TTM basis based upon the Financial Information:

Fiscal Quarter:	Ratio:
Q.1 2009	3.25 to 1.0
Q.2 2009	3.25 to 1.0
Q.3 2009	3.25 to 1.0
Q.4 2009	2.75 to 1.0
Q.1 2010	2.60 to 1.0
Q.2 2010	2.50 to 1.0

10.
In order to amend the Minimum Fixed Charge Coverage Ratio covenant, Section 5(o) of the Loan Agreement is hereby amended to delete such subsection 5(o) in its entirety and to substitute the following new subsection 5(o) in its place:

“(o)
Minimum Fixed Charge Coverage Ratio.  The Borrower and Guarantors shall not permit their Fixed Charge Coverage Ratio to be less than the following ratios for the periods there indicated, such covenant to be tested quarterly by Lender on a TTM basis based upon the Financial Information:

Fiscal Quarter:	Ratio:
Q.1 2009	1.05 to 1.0
Q.2 2009	1.00 to 1.0
Q.3 2009	1.00 to 1.0
Q.4 2009	1.20 to 1.0
Q.1 2010	1.25 to 1.0
Q.2 2010	1.25 to 1.0

11.
In order to amend the Maximum Ratio of Total Funded Debt to Net Worth covenant, Section 5(q) of the Loan Agreement is hereby amended to delete such subsection 5(q) in its entirety and to substitute the following new subsection 5(q) in its place:

“(q)
Maximum Ratio of Total Funded Debt to Net Worth.  The Borrower and Guarantors shall not permit the ratio of their Total Funded Debt to its Net Worth to exceed 2.0 to 1.0 at any time, such covenant to be tested quarterly by Lender on a TTM basis based upon the Financial Information.”

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II.            Waivers.  Lender hereby agrees to waive the Existing Defaults.  These waivers shall not constitute an agreement by Lender to waive compliance with any other covenant contained in the Loan Documents, nor shall these waivers be deemed to create a course of dealing between Lender and the Borrower, or an agreement by Lender to waive any future non-compliance with Section 5 of the Loan Agreement or of any other covenant or undertaking contained in the Loan Agreement or other Loan Documents at any other time.

III.	Conditions. As a condition of this Agreement, Borrower shall at the time of execution of this Agreement:

(a)	reimburse Lender for its-out-of pocket costs in connection with this Agreement and the Modification Documents (as defined below), including reasonable legal fees and expenses incurred by Lender;

(b)	deliver to Lender the following documents in form and substance reasonably satisfactory to Lender or, if applicable, as required by the terms and conditions of the Loan Agreement:

(i)	an Amendment No. 3 and Allonge to Term Promissory Note executed by Borrower;

(ii)	an Amendment No. 1 and Allonge to Revolving Line of Credit Note executed by Borrower;

(iii)	an Amendment No. 7 to Intercreditor Agreement executed by Borrower and by Junior Lender; and

(iv)	any other documents reasonably requested by Lender.

The foregoing documents and any additional documents executed herewith, together with this Agreement, shall be referred to herein as the “Modification Documents”; and

(c)
hereby agrees to pay to Lender an amendment fee in the amount of $40,625 which shall be deemed fully earned upon execution of this Agreement but shall be due and payable by Borrower by no later than June 30, 2009.

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III.
Representations and Warranties. Borrower hereby represents and warrants that: (i) its representations and warranties set forth in the Loan Agreement are true in all material respects on and as of the date hereof as if made on such date (except to the extent that the same expressly relate to an earlier date or are affected by the consummation of transactions permitted hereby or by the Agreement); (ii) it is in compliance in all material respects with all of the terms and provisions set forth in the Loan Agreement on its part to be observed or performed; (iii) after giving effect to any extension of credit to be made on the date hereof, no Event of Default  or Default Event has occurred and is continuing; (iv) since the date of the financial statements most recently provided to Lender by Borrower, there has occurred no material adverse change in the assets or liabilities or the financial or other condition of Borrower; (v) it has full power to execute, deliver and perform its obligations under the Modification Documents and the execution, delivery and performance of the Modification Documents have been authorized and directed by the appropriate parties; (vi) the Modification Documents constitute the legal, valid and binding obligations of Borrower and/or the Subsidiary, as applicable, enforceable in accordance with their terms; (vii) the execution, delivery and performance thereof will not violate any provision of any existing law or regulation applicable to Borrower or the Subsidiary or their respective governing documents or of any order or decree of any court, arbitrator or governmental authority or of any contractual undertaking to which either is a party or by which either may be bound; and (viii) no consents, licenses, approvals or authorizations of, exemptions by or registrations or filings with, any governmental authority are required with respect to the Modification Documents.

IV.	Miscellaneous.

1.
If Borrower fails to comply with all the terms and conditions of the Modification Documents, such failure shall constitute a default under this Agreement and an Event of Default under the Loan Agreement and other Loan Documents.

2.
No other changes shall be made to the Loan Agreement, and Borrower reaffirms its obligations under the Loan Documents (as amended hereby) in their entirety.  This Agreement is not intended to extinguish or affect any of the debt evidenced by the Notes or to otherwise modify any of the obligations under any of the Loan Documents, except as amended hereby.  Borrower hereby reaffirms that Borrower remains indebted to Lender without defense, counterclaim or offset and hereby releases Lender from any and all claims or other causes of action which Borrower may have against Lender with respect to the Loans and the Loan Documents.

3.
This Agreement is made in the Commonwealth of Massachusetts and shall be construed in accordance with its laws without regard to principles of conflicts of laws.  If any provision hereof is in conflict with any statute or rule of law of the Commonwealth of Massachusetts or any other statute or rule of law of any other applicable jurisdiction or is otherwise unenforceable, such provisions shall be deemed null and void only to the extent of such conflict or unenforceability and shall be deemed separate from and shall not invalidate any other provision of this Agreement.

4.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other parties shall be a beneficiary hereunder.  Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

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5.
This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.  Signatures delivered by facsimile transmission shall have the same force and effect as original signatures delivered in person.

[Signatures on following page]

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Exhibit 4.64

EXECUTED under seal as of the 30th day of March, 2009.

LENDER:

RBS CITIZENS, NATIONAL ASSOCIATION

/s/ Shanconry	By:	/s/ David Bugbee
Witness	Name: David Bugbee
Title: Senior Vice President

BORROWER:

NATIONAL INVESTMENT MANAGERS INC.

/s/ Gail Ross	By:	/s/ Steven J. Ross
Witness	Name: Steven J. Ross
Title: CEO

The Guarantors hereby (i) consent to the terms of the foregoing Agreement, (ii) confirm and ratify their respective obligations under the Guaranties, and (iii) confirm that the Guarantors do hereby intend that the Guarantors Security Agreements shall continue to secure all obligations of Borrower to Lender.  The undersigned hereby signs in his capacity as an officer and authorized signatory of each of the Guarantors set forth in Schedule A attached hereto.

As to all Guarantors

/s/ Gail Ross	/s/ Steven J. Ross
Witness	Steven J. Ross, duly authorized

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SCHEDULE A

1.	ABR Advisors, Inc. a New York corporation 2985 Navajo Street Yorktown Heights, NY 10598
2.	Alan N. Kanter & Associates, Inc. a Maryland corporation 31 Walker Avenue, 2nd Floor Baltimore, MD 21208
3.	Alaska Pension Services, Ltd. an Alaskan corporation 400 D Street, Suite 300 Anchorage, AK 99501
4.	Asset Preservation Corp. a Pennsylvania corporation 110 Gibraltar Road, Suite 101 Horsham, PA 19044-2376
5.	Benefit Dynamics, Inc. a Pennsylvania corporation 89 N. Haddon Avenue, Suite D Haddonfield, NJ 08033
6.	Benefit Management Inc. a Massachusetts corporation 3 Lyons Way North Attleboro, MA 02763
7.	BPI/PPA Inc. a Delaware corporation 1013 Centre Road Wilmington, DE 10805
8.	California Investment Annuity Sales, Inc. a California corporation 4640 Admiralty Way Marina Del Ray, CA 90292
9.	Circle Pension, Inc. a New York corporation Empire State Building 350 Fifth Ave., Suite 534 New York, NY 10118

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10.	Complete Investment Management, Inc. of Philadelphia a Pennsylvania corporation 110 Gibraltar Road, Suite 101 Pennsylvania Business Campus Horsham, PA 19044
11.	Haddon Strategic Alliances, Inc. a New Jersey corporation 426 Queensboro Lane Haddonfield, NJ 08033
12.	Lamoriello & Co., Inc. a Rhode Island corporation 2374 Post Road, Suite 1 Warwick, RI 02886
13.	National Actuarial Pension Services, Inc. a Texas corporation 10777 Westheimer, Suite 220 Houston, TX 77042
14.	National Associates, Inc., N.W. a Washington corporation 2212 2nd Avenue W. Seattle, Washington 98119
15.	Pension Administration Services, Inc. a Pennsylvania corporation 110 Gibraltar Road, Suite 101 Horsham, PA 19044-2376
16.	Pension Technical Services, Inc. (d/b/a REPTECH Corp.) a Colorado corporation 6400 South Fiddler’s Green Circle, Suite 500 Greenwood Village, CO 80111
17.	Pentec, Inc. a Connecticut corporation 72 Queen Street Southington, CT 06489
18.	Pentec Capital Management, Inc. a Connecticut corporation 72 Queen Street Southington, CT 06489

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Exhibit 4.64

19.	Southeastern Pension Services, Inc. a Florida corporation 1525 International Parkway, Suite 2071 Lake Mary, FL 32746
20.	Stephen H. Rosen & Associates, Inc. a New Jersey corporation 89 North Haddon Avenue Haddonfield, NJ 08033
21.	The Pension Alliance, Inc. a Pennsylvania corporation 2578 Interstate Drive, Suite 102 Harrisburg, PA 17110
22.	The Pension Group, Inc. a California corporation 23046 Avenida De La Carlota, Suite 500 Laguna Hills, CA 92653
23.	Valley Forge Consulting Corporation a Pennsylvania corporation 998 Old Eagle School Rd., Suite 1206 Wayne, PA 19087
24.	Valley Forge Enterprises, Ltd. (f/k/a VFE Merger Corp.) a Pennsylvania corporation 998 Old Eagle School Rd., Suite 1206 Wayne, PA 19087
25.	VEBA Administrators, Inc. (d/b/a Benefit Planning, Inc.) a California corporation 4640 Admiralty Way, 9th Floor Marina Del Rey, CA 90292
26.	V.F. Associates, Inc. a Pennsylvania corporation 998 Old Eagle School Rd., Suite 1206 Wayne, PA 19087
27.	V.F. Investment Services Corp. a Pennsylvania corporation 998 Old Eagle School Rd., Suite 1206 Wayne, PA 19087

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